Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT PROVIDES BUSINESS UPDATE
AND ANNOUNCES FOURTH QUARTER CONFERENCE CALL

•	Comparable Store Sales Decrease 2.2% in Fourth Quarter
•	Fourth Quarter EPS Expected to be in the Range of $0.53 to $0.55 Per Diluted Share

BIRMINGHAM, Ala. (February 13, 2017) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided preliminary results for the fourth quarter ended January 28, 2017.

Preliminary Unaudited Fourth Quarter Results
Net sales for the 13-week period ended January 28, 2017 increased 0.5% to $246.9 million compared with $245.7 million for the 13-week period ended January 30, 2016.  Comparable store sales decreased 2.2% for the fourth quarter of Fiscal 2017 compared with the fourth quarter of Fiscal 2016.

Based on preliminary fourth quarter results, earnings per diluted share for the 13-week period ended January 28, 2017 are expected to be in the range of $0.53 to $0.55 compared with $0.76 reported for the 13-week period ended January 30, 2016.  Additionally, the Company has established preliminary Fiscal 2018 guidance of earnings per diluted share in the range of $2.65 to $2.85, which includes continued investments in our Store-to-Home and e-commerce initiatives and a positive impact of approximately $0.10 per diluted share for the 53rd week.  Comparable store sales are expected to be in the flat to low-single digit range.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were disappointed with sales in the fourth quarter.  Weaker traffic during the holiday season and lower than expected sales in apparel and equipment led to a comparable store sales decline. We continued to experience strength in our footwear business, which was a direct result of our improved assortments and in-stocks by store types.  As traffic declined and sales softened, we became more promotional in order to drive sales and manage inventory, which had a negative impact on gross margin.  Further details about sales trends and our future outlook will be discussed when we report fourth quarter results on March 10, 2017."

Hibbett plans to issue its fourth quarter earnings release before the market opens on March 10, 2017, and will host a conference call later that same day at 10:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2905.  A replay of the conference call will be available until March 17, 2017, by dialing (402) 977-9140 and entering the passcode, 21842978.

The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 10, 2017, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding earnings per diluted share, impact of the 53rd week in Fiscal 2018, Store-to-Home and e-commerce initiatives. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016 and in our Quarterly Reports on Form 10-Q filed on June 7, 2016, September 9, 2016 and December 7, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

END OF EXHIBIT 99.1